EXHIBIT 23 CONSENT OF J.D. CLOUD & CO. L.L.P.

We consent to the use in this registration statement on Form SB-2 of our report, dated January 30, 2004, relating to the consolidated financial statements of Advant-e Corporation and Subsidiary as of December 31, 2003 and 2002 and for the years then ended. We also consent to the reference to our Firm under the caption “Experts” in such registration statement.

/s/ J.D. Cloud & Co. L.L.P.

Cincinnati, Ohio April 14, 2004